Exhibit 10.4

Amendment No. 1

to the

Tommy Hilfiger Corporation 2003 Incentive Compensation Plan

WHEREAS, Tommy Hilfiger Corporation (the “Company”) maintains the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan (the “Plan”); and

WHEREAS, pursuant to Section 8 of the Plan, the Company may amend the Plan; and

WHEREAS, the Compensation Committee and the Board of the Company, by resolutions adopted on February 2, 2004, have authorized the amendment of the Plan as set forth herein.

NOW THEREFORE, effective as of February 2, 2004 with respect to Stock Options granted on or after that date, the Plan is hereby amended as follows:

1. Section 5(c)(iii) of the Plan is hereby amended to read in its entirety as follows:

(iii) Exercisability. Each Director Option shall become fully exercisable on the first anniversary of the date of grant, subject to earlier termination as provided below.